Asia Time Reports 2008 Second Quarter Financial Results

Reports 82.7% Year-over-Year Revenue Growth and
$3.2 Million in Net Income

HONG KONG AND LOS ANGELES, August 20, 2008 - Asia Time Corporation (Amex: TYM; “Asia Time”) today announced financial results for the second quarter ended June 30, 2008.

Second Quarter Financial Highlights

•	Revenue growth of 82.7% year-over-year to $38.1 million, compared with $20.9 million for the second quarter of 2007
•	71.1% increase in watch movements segment sales; and complete watch segment sales more than doubled year-over-year
•	Net income of $3.2 million, or $0.11 per diluted share, compared with second quarter 2007 net income of $1.2 million, or $0.05 per diluted share

“We are pleased to report another quarter of notable growth driven by increased sales of both our watch movements and completed watches,” said Kwong Kai Shun, Chairman and CEO of Asia Time. “We are expanding our capabilities in both our core quartz movements and complete watch and emerging mechanical watch business segments where we see significant growth opportunities.

“In addition to diversifying and expanding our own quartz movement and complete watch product portfolio, as we go forward we plan to produce and assemble mechanical watch movements and complete watches for direct sales to international brand names. The high growth mechanical watch market is vastly under-supplied and requires highly sophisticated production and skilled labor. We believe we will be at an immediate competitive advantage by being one of the highly skilled volume producers of mechanical watches in China,” Mr. Kwong added. “During the second quarter we identified two potential acquisition targets. One of the targets is a full-range manufacturer of plastic and metal watch parts and the other is a supplier of analog watches. If we are to acquire the former, we believe it will contribute to our strategy of producing low-end quartz movements in-house. If we are to acquire the latter, we believe it will result in an increased production of mechanical watches.”

Asia Time Corporation

2008 Second Quarter Financial Results

Net sales for the second quarter ended June 30, 2008 increased 82.7% to $38.1 million, compared with $20.9 million for the second quarter ended June 30, 2007.

Second quarter gross profit more than doubled to $5.3 million, compared with $2.3 million for the second quarter of 2007. Gross margin was 13.8% for the second quarter of 2008, compared with 11.3% for the second quarter of 2007. The increase in gross margin was primarily attributable to an increase in sales of high-end products and improved economies of scale. Sales of watch movements increased 71.1% to $32.5 million for the second quarter of 2008 from $19.0 million for the second quarter of 2007. Sales of completed watches increased to $5.6 million for the second quarter of 2008 from $1.9 million for the second quarter of 2007.

Administrative and other operating expenses totaled $727,000 for the second quarter of 2008, compared with $559,000 for the second quarter of 2007. The increase in the 2008 period was primarily due to an increase in professional fees related to reporting requirements as a public company and additional employees and upgraded staff benefits.

Income taxes for the second quarter of 2008 were $669,000, or 1.8% of net sales, compared with $314,000, or 1.5% of net sales, for the second quarter of 2007. The increase in income taxes was primarily due to an increase in operating profit. The taxation rate decreased from 17.5% for the second quarter 2007 to 16.5% for the second quarter of 2008.

Net income for the second quarter of 2008 was $3.2 million, or $0.11 per diluted share, based on 28.8 million weighted average shares outstanding. This compares with second quarter 2007 net income of $1.2 million, or $0.05 per diluted share, based on 25.4 million weighted average shares outstanding.

Year-to-Date Financial Results

Net sales for the six months ended June 30, 2008 increased 78.5% to $75.0 million, compared with $42.0 million for the period ended June 30, 2007.

Gross profit for the first half of 2008 increased 96.6% to $11.0 million, compared with $5.6 million for the first half of 2007.

Administrative and other operating expenses for the first half of 2008 totaled $2.3 million and included a stock-based business consulting fee of $700,000. This compares with administrative and other operating expenses of $2.6 million for the first half of 2007. The 2007 period includes a one-time recognition of $1.7 million of stock-based compensation pursuant escrow shares provided to Mr. Kwong related to a January 2007 private placement.

Year-to-date net income was $5.7 million, or $0.21 per diluted share, based on 27.1 million weighted average shares outstanding. This compares with net income of $1.0 million, or $0.04 per diluted share, based on 24.6 million weighted average shares outstanding for the first half of 2007.

Asia Time Corporation

Balance Sheet and Financing

At June 30, 2008, Asia Time’s cash and cash equivalents totaled $1.8 million and total assets were $64.0 million. Working capital totaled $30.9 million.

Financial Targets

Asia Time reiterated its financial targets and expansion strategies:
•	Target 30% growth in both revenue and net earnings for 2008 and 2009;
•	Increase focus on the complete watch market in China;
•	Expand sales force in China to reach the Eastern and Northern regions; and
•	Pursue strategic acquisitions of China-based facilities for low-cost, in-house manufacturing capabilities.

About Asia Time Corporation

Asia Time is a watch movement and watch distributor headquartered in Hong Kong. The Company distributes watch movement components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Asia Time markets more than 350 products from over 30 vendors, including such market leaders as Citizen, Seiko and Ronda. For more information, please visit www.asiatimecorp.com.

To be added to the Company’s email distribution for future news releases, please send your request to asiatime@finprofiles.com.

Forward Looking Statements

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, our dependence on a limited number of suppliers, cyclicality of our business, decline in the value of our inventory, significant order cancellations or delays, competitive nature of our industry, vulnerability of our business to general economic downturn, our ability to obtain all necessary government certifications and/or licenses to conduct our business, changes in the laws of the People's Republic of China that affect the Company's operations, costs and expenses related to our bond and warrant financing; development of a public trading market for the Company's securities, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The risks included here are not exhaustive. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

Asia Time Corporation

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally / Brandi Floberg
(310) 277-4711
asiatime@finprofiles.com

- financial tables to follow -

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
	$	$
ASSETS
Current Assets :
Cash and cash equivalents	1,838,723	6,258,119
Restricted cash	7,955,331	8,248,879
Accounts receivable	20,922,873	14,341,989
Prepaid expenses and other receivables	14,547,132	7,704,999
Inventories, net	13,160,240	12,370,970

Total Current Assets	58,424,299	48,924,956
Deferred tax assets	29,895	29,929
Property and equipment, net	4,967,897	1,891,709
Leasehold lands	-	-
Held-to-maturity investments	299,885	300,231
Intangible assets	27,975	48,012
Restricted cash	256,180	256,476

TOTAL ASSETS	64,006,131	51,451,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Accounts payable	695,098	1,310,809
Other payables and accrued liabilities	743,457	132,507
Income taxes payable	3,755,674	2,293,887
Bank borrowings	22,310,355	20,438,479

Total Current Liabilities	27,504,584	24,175,682

Convertible bond payables	4,779,824	345,461
Deferred tax liabilities	56,888	56,953

TOTAL LIABILITIES	32,341,296	24,578,096

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock
Par value: 2008 - US$0.0001 (2007 - US$0.0001)
Authorized: 2008 - 10,000,000 shares (2007 - 10,000,000 shares)
Issued and outstanding: 2008 - 43,056 issued (2007 - 2,250,348 issued)	4	225
Common stock
Par value: 2008 US$0.0001 (2007 - US$0.0001)
Authorized: 100,000,000 shares
Issued and outstanding: 2008 - 26,527,621 shares (2007 - 23,156,629 shares)	2,653	2,316
Additional paid-in capital	12,636,309	13,481,036
Accumulated other comprehensive income	(71,190	(28,404
Retained earnings	19,097,059	13,418,044

TOTAL STOCKHOLDERS’ EQUITY	31,664,835	26,873,217

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	64,006,131	51,451,313

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
		$$		$$

Net sales	38,122,896	20,869,437	74,948,144	41,987,579
Cost of sales	(32,854,691)	(18,519,891)	(64,000,989)	(36,418,869)

Gross profit	5,268,205	2,349,546	10,947,155	5,568,710
Other operating income	25,894	48,281	51,557	96,778
Depreciation	(307,338)	(63,433)	(614,911)	(128,864)
Administrative and other operating expenses, including stock-based compensation	(727,196)	(558,857)	(2,310,387)	(2,605,263)

Income from operations	4,259,565	1,775,537	8,073,414	2,931,361
Fees and costs related to reverse merger	-	-	-	(736,197)
Non-operating income	63,896	48,452	110,748	78,381
Interest expenses	(423,204)	(274,990)	(1,024,838)	(514,419)

Income before taxes	3,900,257	1,548,999	7,159,324	1,759,126
Income taxes	(668,663)	(314,204)	(1,480,309)	(716,871)

Net income	3,231,594	1,234,795	5,679,015	1,042,255

Earnings per common share
- Basic	0.13	0.05	0.23	0.05
- Diluted	0.11	0.05	0.21	0.04

Weighted average common shares
- Basic	25,698,807	23,156,629	24,879,527	22,686,183
- Diluted	28,809,386	25,406,977	27,053,765	24,606,260